Exhibit 99.1

Contact: Investor Relations ViaSat Inc. +1 760-476-2633 www.viasat.com

ViaSat Announces Third Quarter Fiscal Year 2015 Results

Strong Adjusted EBITDA growth pushes year-to-date results to record levels

Carlsbad, Calif. – February 10, 2015 – ViaSat Inc. (NASDAQ: VSAT), an innovator in broadband technologies and services, including satellite and wireless networking applications, announced strong fiscal year 2015 third quarter financial results that included revenues of $339.6 million and strong Adjusted EBITDA growth of 51% to $85.9 million, up from $56.7 million recorded in the same period last year. Non-GAAP diluted net income attributable to ViaSat common stockholders for the third quarter of fiscal year 2015 also grew sharply to $0.49 per share compared to $0.03 per share in the fiscal year 2014 third quarter, reflecting the strong growth in operating performance in addition to a $0.17 per share income tax benefit from the retroactive reinstatement of the federal research and development credit. Diluted GAAP net income attributable to ViaSat common stockholders was $0.31 in the third quarter compared to a net loss of $0.13 per share for the third quarter of fiscal year 2014.

ViaSat’s fiscal year-to-date results also reflected strong earnings growth. Revenues were $1.0 billion and Adjusted EBITDA grew 56% compared to the same period last year, to $255.8 million. Net income attributable to ViaSat common stockholders also grew significantly, increasing to $1.22 per share on a non-GAAP diluted basis inclusive of the third quarter federal research and development credit benefit, or $0.68 on a diluted GAAP basis – compared to the prior year period net income of $0.35 and net loss of $0.13 per share, respectively.

“Our strong earnings performance this quarter was a result of the cumulative effect of steady gains in satellite services, and a solid quarter for government margins,” said Mark Dankberg, ViaSat CEO and chairman. “We are continuing to see the benefits of building our retail consumer distribution, improving unit operational metrics, reducing churn, and introducing higher value service plans. Year-to-date company-wide new contract awards are favorable in terms of both book-to-bill, and in comparison to the same period last year – sustaining a healthy backlog and creating the opportunity for robust growth ahead.”

Financial Results1

(In millions, except per share data)	Q3 FY15	Q3 FY14	First 9 Mos. FY15	First 9 Mos. FY14
Revenues	$339.6	$332.6	$1,017.8	$1,007.5
Adjusted EBITDA	$85.9	$56.7	$255.8	$163.8
Net income (loss)[2]	$14.8	$(6.0)	$32.8	$(5.9)
Diluted per share net income (loss)[2]	$0.31	$(0.13)	$0.68	$(0.13)
Non-GAAP net income[2]	$23.9	$1.6	$58.7	$15.8
Non-GAAP diluted per share net income[2]	$0.49	$0.03	$1.22	$0.35
Fully diluted weighted average shares[3]	48.4	45.9	48.1	45.6
New contract awards	$313.1	$326.8	$1,122.1	$971.9
Sales backlog[4]	$992.9	$797.9	$992.9	$797.9

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[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2015 end on July 4, 2014, October 3, 2014, January 2, 2015, and April 3, 2015. This results in a 53 week fiscal year approximately every four to five years. Fiscal year 2015 is a 52 week year, compared with a 53 week year in fiscal year 2014. As a result of the shift in the fiscal calendar, the second quarter of fiscal year 2014 included an additional week. ViaSat does not believe that the extra week in fiscal year 2014 resulted in any material impact on its financial results.
[2]	Attributable to ViaSat Inc. common stockholders.
[3]	As the third quarter and first nine months of fiscal year 2014 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.
[4]	Amounts include certain backlog adjustments due to contract changes and amendments.

Segment Results

(In millions)	Q3 FY15	Q3 FY14	First 9 Mos. FY15	First 9 Mos. FY14
Satellite Services
New contract awards	$114.7	$98.9	$434.7	$295.4
Revenues	$123.8	$98.6	$369.5	$284.8
Adjusted EBITDA	$47.6	$23.0	$155.5	$58.9
Commercial Networks
New contract awards	$55.9	$64.5	$174.4	$235.8
Revenues	$84.0	$91.9	$263.1	$299.4
Adjusted EBITDA	$6.0	$2.3	$16.2	$22.2
Government Systems
New contract awards	$142.5	$163.4	$513.0	$440.7
Revenues	$131.7	$142.0	$385.2	$423.2
Adjusted EBITDA	$32.2	$31.4	$83.8	$83.4

Satellite Services

Our Satellite Services segment continued to grow, reporting revenues of $123.8 million for the third quarter of fiscal year 2015, rising 26% from $98.6 million in the third quarter last year. Consumer residential broadband revenues continued to drive our quarterly year-over-year growth, increasing 15% from the same period last year, reflecting year-over-year expansion in both total subscribers served and average revenue per subscriber. Our third quarter fiscal 2015 subscriber metrics included 67,000 gross adds, 18,000 net adds, ending subscribers of 675,000, weighted average ARPU of $52.91 and further reductions in our average monthly churn, decreasing to 2.6%, a fiscal 2015 year-to-date low. We continue to expand our commercial in-flight Wi-Fi service with over 270 aircraft in service at the end of our fiscal third quarter. In December 2014, Exede® In The Air service on JetBlue hit the one year mark and already we are experiencing passenger engagement that is four times the levels seen on our nearest competitor, marking the differential that our high capacity Ka-band satellite system brings to in-flight Wi-Fi. Third quarter fiscal year 2015 Satellite Services segment Adjusted EBITDA grew to $47.6 million, more than double the amount reported for the same period last year. This significant year-over-

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year earnings improvement resulted from not only our year-over-year revenue growth, but also continuing improvements in our quarterly per subscriber operating costs. On a year-to-date basis, our Satellite Services segment revenues also grew significantly, up 30% to $369.5 million, and segment Adjusted EBITDA grew 164% to $155.5 million compared to the same period last year (including $45.7 million derived from litigation settlement gains and associated technology access rights granted as discussed in our second quarter fiscal 2015 results).

Commercial Networks

Our Commercial Networks segment revenues were $84.0 million for the third quarter of fiscal year 2015 compared to $91.9 million for the same period last year. On a year-to-date basis, segment revenues decreased by 12% to $263.1 million. The quarterly and year-to-date revenue decreases compared to the same period last year reflect the continuing reduced construction and integration activities on our large Australian Ka-band infrastructure project as we move closer to completion. Partially offsetting this decrease was year-over-year growth in our large integrated antenna system programs, next-generation Canadian Ka-band network project activities, and increased general aviation terminal sales designed to deliver general business aviation with the fastest in-flight internet service for business aircraft available for the world’s most heavily traveled routes – including over water. Our segment Adjusted EBITDA for the third quarter of fiscal year 2015 was $6.0 million, a 158% increase from fiscal 2014 third quarter, reflecting a near term shift in resources from research and development activities to more funded development projects and related key contractual milestone close outs. Segment year-to-date Adjusted EBITDA was $16.2 million, a 27% decrease compared to the same period last year reflecting the revenue decrease and revenue mix to more funded development activities versus terminal production contracts in our consumer broadband products, offset in part by growth from our large integrated antenna system programs.

Government Systems

Our Government Systems segment reported third quarter fiscal year 2015 revenues of $131.7 million, a decrease of $10.3 million compared to the same period last year. Year-to-date Government Systems segment revenues decreased by 9% to $385.2 million. These quarterly and year-to-date decreases were primarily due to completion of many production and service obligations under our Blue Force Tracking project and were nearly offset by revenue growth in advanced tactical radio and information distribution systems, information assurance and security products, and additional revenue contributions from our newly acquired subsidiary, NetNearU. Our government segment fiscal year 2015 contract win performance continued to be strong. Our segment fiscal third quarter year-to-date awards of $513.0 million grew government segment backlog sequentially and quarterly year-over-year to $404.8 million, setting government segment backlog to a new quarterly high for the last two-year period. Quarter-to-date and year-to-date segment Adjusted EBITDA remained relatively flat at $32.2

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million and $83.8 million, respectively, for the fiscal year 2015, compared to the same period last year, reflecting improved margins from our advanced tactical radio and information distribution systems and information assurance and security products, offset by the year-over-year revenue impact.

Selected Fiscal Third Quarter Business Highlights

•	Selected SpaceX to launch ViaSat-2, our next generation high-capacity broadband satellite, aboard the SpaceX Falcon 9 Heavy from the Kennedy Space Center in Florida. (Scheduled late summer 2016.)

•	Received $28.1 million service renewal contract for government airborne broadband services.

•	Marked the one year anniversary of Exede In The Air on JetBlue, achieving several milestones during the year, including four times the average number of passengers using the service on each flight compared to the nearest competitor, with take rates on flights more than three hours approaching 40%, and over 2.5 million personal electronic devices connected in the first year.

•	Expanded our in-flight services for business and general aviation customers:

•	Added Exede In The Air service for business executives, fractional owners, charter and jet card flyers.

•	Began offering a Ka-band terminal with a tail-mounted antenna designed to deliver high-performance Ka-band mobile services for large-cabin business aircraft.

•	Developed a hybrid terminal, available later this year, designed to deliver high-performance mobile satellite services worldwide over both the Ku and Ka frequency bands, enabling an aircraft to connect to the best available service depending on its location.

•	Introduced the Secure Venue Tablet containing our data storage security technology for the NATO and “Five Eyes” community (comprising the United Kingdom, the United States, Australia, Canada, and New Zealand), in cooperation with Dell Inc., Microsoft Corp., Intel Corp., and SST, part of API Technologies Corp.

•	Demonstrated 1 Mbps throughput over the LightSquared SkyTerra-1 satellite to a small mobile satellite services (MSS) terminal less than 8-by-5-by-2-inches, in both fixed configurations and mobile applications at speeds up to 65 mph.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to future earnings, performance and growth opportunities, including with respect to backlog, Adjusted EBITDA, subscriber metrics, momentum in our government and consumer businesses, commercial in-flight Wi-Fi, and aircraft installation and usage per flight. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause

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actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 satellite; unexpected expenses related to the satellite project; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all, including with respect to the ViaSat-2 satellite system; risks associated with the construction, launch and operation of ViaSat-2 and our other satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to consummate the proposed Ex-Im financing for ViaSat-2 on the terms of the loan commitment or at all; our ability to successfully develop, introduce and sell new technologies, products and services; negative audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

Conference Call

ViaSat will host a conference call to discuss the fiscal year 2015 third quarter results at 5:00 p.m. Eastern Time on Tuesday, February 10, 2015. The dial-in number is (877) 640-9809 in the U.S. and (914) 495-8528 internationally. A replay of the conference call will be available from 8:00 p.m. Eastern Time on Tuesday, February 10 until midnight Wednesday, February 11 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers, and entering the conference ID 80182352. You can also access our conference call webcast and other material financial information discussed on our conference call on the Investor Relations section of our website at investors.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.

About ViaSat (www.viasat.com)

ViaSat creates satellite and other wireless networking systems that efficiently deliver the most bandwidth for fast, secure, and high-performance communications to any location for consumers, governments, enterprises, and the military. The company offers Exede services in North America, which feature ViaSat-1, the world’s highest capacity satellite; worldwide mobile satellite services, including global tracking and messaging as well

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as high-speed in-flight internet; satellite broadband networking systems; Wi-Fi and other hotspot operations, support, and management systems; and network-centric military communication systems and cybersecurity for the U.S. and allied governments. ViaSat also offers communication system design and a number of complementary products and technologies. Based in Carlsbad, California, ViaSat employs over 3,300 people in a number of locations worldwide for technology development, customer service, and network operations.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Exede is a registered trademark of ViaSat Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	January 2, 2015	January 3, 2014	January 2, 2015	January 3, 2014
Revenues:
Product revenues	$174,299	$193,846	$536,352	$586,398
Service revenues	165,254	138,709	481,430	421,140

Total revenues	339,553	332,555	1,017,782	1,007,538
Operating expenses:
Cost of product revenues	123,675	140,530	382,757	427,517
Cost of service revenues	110,237	102,606	330,583	313,010
Selling, general and administrative	70,962	69,100	194,462	207,474
Independent research and development	11,850	15,143	33,177	44,150
Amortization of acquired intangible assets	4,651	3,652	13,338	10,949

Income from operations	18,178	1,524	63,465	4,438
Interest expense, net	(6,783)	(9,166)	(23,377)	(29,173)

Income (loss) before income taxes	11,395	(7,642)	40,088	(24,735)
(Benefit from) provision for income taxes	(3,389)	(1,682)	7,633	(19,569)

Net income (loss)	14,784	(5,960)	32,455	(5,166)
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	(27)	33	(359)	764

Net income (loss) attributable to ViaSat Inc.	$14,811	$(5,993)	$32,814	$(5,930)

Diluted net income (loss) per share attributable to ViaSat Inc. common stockholders	$0.31	$(0.13)	$0.68	$(0.13)

Diluted common equivalent shares	48,439	45,935	48,097	45,576

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

	Three months ended		Nine months ended
	January 2, 2015	January 3, 2014	January 2, 2015	January 3, 2014
GAAP net income (loss) attributable to ViaSat Inc.	$14,811	$(5,993)	$32,814	$(5,930)
Amortization of acquired intangible assets	4,651	3,652	13,338	10,949
Stock-based compensation expense	10,110	8,687	28,072	24,365
Acquisition related expenses	—	—	444	—
Income tax effect	(5,701)	(4,749)	(15,953)	(13,548)

Non-GAAP net income attributable to ViaSat Inc.	$23,871	$1,597	$58,715	$15,836

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.49	$0.03	$1.22	$0.35

Diluted common equivalent shares	48,439	45,935	48,097	45,576

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

	Three months ended		Nine months ended
	January 2, 2015	January 3, 2014	January 2, 2015	January 3, 2014
GAAP net income (loss) attributable to ViaSat Inc.	$14,811	$(5,993)	$32,814	$(5,930)
(Benefit from) provision for income taxes	(3,389)	(1,682)	7,633	(19,569)
Interest expense, net	6,783	9,166	23,377	29,173
Depreciation and amortization	57,543	46,500	163,412	135,751
Stock-based compensation expense	10,110	8,687	28,072	24,365
Acquisition related expenses	—	—	444	—

Adjusted EBITDA	$85,858	$56,678	$255,752	$163,790

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended January 2, 2015				Three months ended January 3, 2014
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$10,421	$(7,558)	$19,966	$22,829	$(9,761)	$(6,528)	$21,465	$5,176
Depreciation *	32,214	5,679	7,296	45,189	29,962	4,355	6,206	40,523
Stock-based compensation expense	2,182	3,816	4,112	10,110	1,834	3,472	3,381	8,687
Other amortization	2,786	4,072	845	7,703	990	1,032	303	2,325
Acquisition related expenses	—	—	—	—	—	—	—	—

Adjusted EBITDA before other	$47,603	$6,009	$32,219	85,831	$23,025	$2,331	$31,355	56,711

Other				27				(33)

Adjusted EBITDA				$85,858				$56,678

	Nine months ended January 2, 2015				Nine months ended January 3, 2014
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$47,823	$(20,801)	$49,781	$76,803	$(37,377)	$(3,558)	$56,322	$15,387
Depreciation *	95,224	17,117	20,214	132,555	88,656	12,348	16,738	117,742
Stock-based compensation expense	6,230	10,613	11,229	28,072	5,127	9,574	9,664	24,365
Other amortization	6,201	9,230	2,088	17,519	2,527	3,821	692	7,040
Acquisition related expenses	—	—	444	444	—	—	—	—

Adjusted EBITDA before other	$155,478	$16,159	$83,756	255,393	$58,933	$22,185	$83,416	164,534

Other				359				(744)

Adjusted EBITDA				$255,752				$163,790

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

	As of	As of		As of	As of
Assets	January 2, 2015	April 4, 2014	Liabilities and Equity	January 2, 2015	April 4, 2014
Current assets:			Current liabilities:
Cash and cash equivalents	$97,644	$58,347	Accounts payable	$82,330	$98,852
Accounts receivable, net	268,102	271,891	Accrued liabilities	187,003	175,974

Inventories	129,187	119,601	Total current liabilities	269,333	274,826
Deferred income taxes	38,695	37,712	Senior Notes, net	582,965	583,861
Prepaid expenses and other current assets	43,517	44,070	Other long-term debt	235,853	105,900

Total current assets	577,145	531,621	Other liabilities	40,975	48,893

			Total liabilities	1,129,126	1,013,480

Property, equipment and satellites, net	1,143,767	1,052,502
Other acquired intangible assets, net	46,529	35,397	Total ViaSat Inc. stockholders’ equity	1,018,934	941,012
Goodwill	117,276	83,627	Noncontrolling interest in subsidiary	5,264	5,623

Other assets	268,607	256,968	Total equity	1,024,198	946,635

Total assets	$2,153,324	$1,960,115	Total liabilities and equity	$2,153,324	$1,960,115